UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

--------------------------------------------------------------------------------
                                      Name:
                       Westlakes Institutional Portfolios
--------------------------------------------------------------------------------
   Address of Principal Business Office (No. & Street, City, State, Zip Code):

                         1235 Westlakes Drive, Suite 350
                                Berwyn, PA 19312
--------------------------------------------------------------------------------
                        Telephone Number (including area
                                     code):

                                  484.329.2300
--------------------------------------------------------------------------------
                      Name and address of agent for service
                                  of process:

                               John H. Grady, Jr.
                        Turner Investment Partners, Inc.
                         1235 Westlakes Drive, Suite 350
                           Berwyn, Pennsylvania 19312

                                   Copies to:

                             Timothy W. Levin, Esq.
                           Morgan, Lewis & Bockius LLP
                               1701 Market Street
                           Philadelphia, PA 19103-2921

--------------------------------------------------------------------------------
Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes X   No


Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Berwyn and Commonwealth of Pennsylvania on the 31st day of May, 2002.

                                    WESTLAKES INSTITUTIONAL PORTFOLIOS

                                                       By:   /s/ John H. Grady
                                                             Title: Trustee

Attest:  /s/ Rami N. Livelsberger
Title:   Vice President and Assistant Secretary